Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Gelteq Limited
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Underwriter’s Warrants(2)(3)(4)	457(g)	—	—	—	—	—
	Equity	Ordinary Shares underlying Underwriter’s Warrants(4)	457(g)	104,650	$6.25	$654,062.50	0.00011020	$72.08
Fees Previously Paid	Equity	Ordinary Shares, no par value per share(1)(2)	457(o)	1,495,000	$5.00	$7,475,000	0.0000927	$692.93
	Equity	Ordinary Shares, no par value per share(5)	457(c)	1,749,243	$5.00	$8,746,215	0.0000927	$810.77
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$16,875,278	0.0000927/0.00011020	$1,575.78
	Total Fees Previously Paid							$1,503.70
	Total Fee Offsets							—
	Net Fee Due							$72.08

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the Ordinary Shares, no par value (the “Ordinary Shares”), of Gelteq Limited (the “Registrant”) including the Ordinary Shares that the underwriters have the option to purchase to cover any over-allotments.

(2)	Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of share splits, share dividends, share distributions, and similar transactions.

(3)	No fee required under Rule 457(g) under the Securities Act.

(4)	Consists of 104,650 Ordinary Shares underlying one or more warrants issuable to the representative of the underwriter to purchase up to an aggregate of 7% of the Ordinary Shares sold in the offering at an exercise price of 125% of the public offering price per share. The warrants will be exercisable upon issuance and will terminate five years from the commencement of sales of the public offering.

(5)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholders of the Registrant of up to 1,749,243 Ordinary Shares previously issued to the selling shareholders named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.